As filed with the Securities and Exchange Commission on May 23, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

salesforce.com, inc.

(Exact name of registrant as specified in its charter)

Delaware	94-3320693
(State or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

The Landmark @ One Market, Suite 300

San Francisco, California 94105

(Address of principal executive offices) (Zip code)

2004 Equity Incentive Plan

(Full title of the plan)

David Schellhase, Esq.

Senior Vice President and General Counsel

salesforce.com, inc.

The Landmark @ One Market, Suite 300

San Francisco, California 94105

(415) 901—7000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Aaron J. Alter, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2004 Equity Incentive Plan Common Stock Par Value $0.001 (2)	4,000,000	$68.59	(3)	$274,360,000	$10,782.35

(1)	This Registration Statement shall also cover any additional shares of Common Stock as may be issued pursuant to the anti-dilution provisions set forth in the 2004 Equity Incentive Plan (the “2004 Plan”).
(2)	The 2004 Plan provides for an annual increase in the number of Shares reserved and available for issuance under the 2004 Plan as follows:

(a) on February 1, 2008 by a number of shares equal to the smallest of (i) four percent (4%) of the number of shares of Common Stock issued and outstanding on the immediately preceding January 31, (ii) four million (4,000,000) shares or (iii) an amount determined by the Board; and

(b) on February 1, 2009 and each February 1 thereafter, through and including February 1, 2013, by a number of shares equal to the smallest of (i) three and one half percent (3.5%) of the number of shares of Common Stock issued and outstanding on the immediately preceding January 31, (ii) three million five hundred thousand (3,500,000) shares or (iii) an amount determined by the Board.

(3)	The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of Registrant’s Common Stock as reported on the New York Stock Exchange on May 16, 2008.

SALESFORCE.COM, INC.

REGISTRATION STATEMENT ON FORM S-8

INCORPORATION OF PREVIOUS REGISTRATION STATEMENT

This Registration Statement on Form S-8 is being filed by salesforce.com, inc. (the “Company” or the “Registrant”) to register:

•

4,000,000 additional shares of common stock of the Registrant, $0.001 par value (the “Common Stock”), which may be acquired upon the exercise of stock options and restricted stock units granted to certain employees, consultants and directors of the Company, under the Registrant’s 2004 Equity Incentive Plan (the “2004 Plan”)

Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s Registration Statements on Form S-8, Registration Nos. 333-117860, 333-123656, 333-134467 and 333-143161, filed with the Securities and Exchange Commission (the “Commission”) on August 2, 2004, March 29, 2005, May 25, 2006 and May 22, 2007, respectively, are hereby incorporated in this Registration Statement by reference to the extent not replaced hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information Required by Part I of Form S-8. The document(s) setting forth the information specified in Part I of this Form S-8 will be sent or given to participants in the 2004 Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Form S-8 pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are on file at Registrant’s principal executive offices and available, without charge, upon written request to: Secretary, The Landmark @ One Market, Suite 300, San Francisco, California 94105, (415) 901-7000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Company hereby incorporates by reference in this registration statement the following documents:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008, filed with the Commission on February 29, 2008.

(b)	The Company’s Quarterly Report on Form 10-Q for the three months ended April 30, 2008 as filed with the Commission on May 23, 2008.

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above.

(d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on June 21, 2004, including any amendment or report filed for the purpose of updating such description (No. 001-32224).

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware allows for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s Bylaws also empower the Company to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and its executive officers that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The Company intends to enter into indemnification agreements with any new directors and executive officers in the future.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement that includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 23, 2008.

salesforce.com, inc.

By:	/s/ David Schellhase
David Schellhase Senior Vice President and General Counsel

SIGNATURES AND POWER OF ATTORNEY

The officers and directors of salesforce.com, inc. whose signatures appear below, hereby constitute and appoint Marc Benioff, Graham Smith and David Schellhase, and each of them, their true and lawful attorneys and agents, with full power of substitution and re-substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8 (including post-effective amendments), and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARC BENIOFF	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 23, 2008
Marc Benioff

/s/ GRAHAM SMITH	Chief Financial Officer (Principal Financial Officer)	May 23, 2008
Graham Smith

/s/ CRAIG CONWAY	Director	May 23, 2008
Craig Conway

/s/ ALAN HASSENFELD	Director	May 23, 2008
Alan Hassenfeld

Director
Craig Ramsey

/s/ SANFORD R. ROBERTSON	Director	May 23, 2008
Sanford R. Robertson

/s/ STRATTON SCLAVOS	Director	May 23, 2008
Stratton Sclavos

/s/ LARRY TOMLINSON	Director	May 23, 2008
Larry Tomlinson

/s/ MAYNARD WEBB	Director	May 23, 2008
Maynard Webb

/s/ SHIRLEY YOUNG	Director	May 23, 2008
Shirley Young

EXHIBIT INDEX

4.1 (1)	Amended and Restated Certificate of Incorporation of salesforce.com, inc.

4.2 (2)	Amended and Restated Bylaws of salesforce.com, inc.

5.1	Opinion of Counsel as to legality of securities being registered.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in signature page to this registration statement).

99.1 (3)	2004 Equity Incentive Plan, as amended.

(1)	Incorporated by reference from the Company’s Registration Statement on Form S-1 (No. 333-111289) Amendment No. 3 as filed with the Securities and Exchange Commission on April 20, 2004.
(2)	Incorporated by reference from the Company’s Form 8-K as filed with the Securities and Exchange Commission on December 7, 2007.
(3)	Incorporated by reference from the Company’s Form 10-Q for the quarterly period ended July 31, 2006 as filed with the Securities and Exchange Commission on August 18, 2006.